Exhibit 99.1

For Immediate Release  |  Global Communications  |  MetLife, Inc.

Contacts:	For Media:	Ashia Razzaq
MetLife
(212) 578-1538

	For Investors:	John Hall
MetLife
(212) 578-7888

METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

NEW YORK, Feb. 13, 2018 - MetLife, Inc. (NYSE: MET) today announced its results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Results Summary

•	Net income of $2.1 billion, compared to a loss of $2.2 billion in the fourth quarter of 2016. On a per share basis, net income was $1.97, compared to a loss of $2.03 in the prior-year period.

•	Adjusted Earnings* of $678 million, or $0.64 per share.

•	Book value was $53.57 per share down 10 percent from $59.35 per share at December 31, 2016, primarily due to the separation of Brighthouse Financial, Inc. and its subsidiaries (Brighthouse).

•	Book value, excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustments (FCTA)*, was $42.24 per share, down 15 percent from $49.61 per share at December 31, 2016.

•	Return on Equity (ROE) of 15.2 percent.

•	Adjusted ROE*, excluding AOCI other than FCTA, of 6.2 percent; Adjusted tangible ROE* of 8.1 percent.

Full Year Results Summary

•	Net income of $3.6 billion, compared to net income of $627 million for the full year 2016. On a per share basis, net income was $3.38, up from $0.57 for the full year 2016.

•	Adjusted Earnings* of $4.2 billion, or $3.93 per share.

•	ROE of 5.9 percent.

•	Adjusted ROE*, excluding AOCI other than FCTA, of 8.5 percent for the full year 2017; Adjusted tangible ROE* of 10.6 percent.

“Although our underlying financial performance remained solid, the reserve charge and its impact on our fourth quarter and full year earnings — as well as the material weakness that led us to delay our earnings announcement — are unacceptable and deeply disappointing,” said Steven A. Kandarian, chairman, president and CEO of MetLife, Inc. “We can and will do better. We are rigorously addressing the situation and are committed to significantly improving our operational performance to better serve our customers and strengthen shareholders’ confidence in our organization. MetLife is an iconic franchise with strong businesses, and we are working very hard to continue to successfully execute on our strategy and deliver great value to our customers and shareholders.”

Fourth Quarter & Full Year 2017 Summary

(In millions, except per share data)	Three months ended December 31,			Year ended December 31,
	2017	2016	Change	2017	2016	Change
Premiums, fees & other revenues	$11,335	$10,977	3%	$45,843	$44,370	3%
Net investment income	4,454	4,263	4%	17,363	16,790	3%
Net investment gains (losses)	106	(299)		(308)	317
Net derivative gains (losses)	(141)	(2,312)	94%	(804)	(874)	8%

Total revenues	$15,754	$12,629	25%	$62,094	$60,603	2%
Total adjusted revenues	$15,403	$15,272	1%	$62,744	$60,916	3%
Adjusted premiums, fees & other revenues	$11,300	$11,136	1%	$46,200	$44,479	4%
Net income (loss)	$2,091	$(2,230)		$3,643	$627
Net income (loss) per share	$1.97	$(2.03)		$3.38	$0.57
Adjusted earnings	$678	$1,057	(36)%	$4,235	$4,033	5%
Adjusted earnings per share	$0.64	$0.95	(33)%	$3.93	$3.64	8%
Book value per share	$53.57	$59.35	(10)%	$53.57	$59.35	(10)%
Book value per share, excluding AOCI other than FCTA	$42.24	$49.61	(15)%	$42.24	$49.61	(15)%
Book value per share - tangible common stockholders’ equity	$32.95	$40.92	(19)%	$32.95	$40.92	(19)%
ROE	15.2%	(12.6)%		5.9%	0.9%
ROE, excluding AOCI other than FCTA	19.2%	(15.8)%		7.3%	1.1%
Tangible ROE	24.8%	(19.0)%		9.1%	1.4%
Adjusted ROE, excluding AOCI other than FCTA	6.2%	7.5%		8.5%	7.1%
Adjusted tangible ROE	8.1%	9.1%		10.6%	8.6%

MetLife reported fourth quarter 2017 net income of $2.1 billion, compared to a loss of $2.2 billion in the fourth quarter of 2016.

Net income includes (1) a $70 million, after tax, charge in relation to increasing certain Retirement and Income Solutions (RIS) policy reserves, and (2) $1.2 billion, after tax, benefit related to the impact of the U.S. tax reform which includes a negative impact to adjusted earnings of $298 million. The results include revised prior period numbers to reflect a reserve strengthening and other corrections in the appropriate historical periods as previously discussed in the press release preannouncing preliminary fourth quarter 2017 earnings issued on January 29, 2018. On a per share basis, net income was $1.97, compared to a loss of $2.03 in the prior-year period.

Net derivative losses amounted to $92 million after tax during the quarter.

Premiums, fees & other revenues were $11.3 billion, up 3 percent over the fourth quarter of 2016. Adjusted premiums, fees & other revenues* were $11.3 billion, up 1 percent, and 1 percent on a constant currency basis over the prior-year period.

MetLife reported adjusted earnings of $678 million, down 36 percent from the fourth quarter of 2016, and 36 percent on a constant currency basis*. On a per share basis, adjusted earnings were $0.64, down 33 percent from the prior-year period.

For the full year 2017, MetLife reported net income of $3.6 billion, compared to net income of $627 million for the full year 2016. Net income includes (1) a $90 million, after tax, charge related to the above mentioned increase of certain RIS policy reserves, (2) the above mentioned U.S. Tax Reform impact, and (3) $1.3 billion in Brighthouse separation charges.

Full year 2017 adjusted earnings were $4.2 billion, up 5 percent. On a per share basis, 2017 adjusted earnings were $3.93, up 8 percent over 2016.

Supplemental slides for the fourth quarter of 2017, titled “4Q17 Supplemental Slides,” are available on the MetLife Investor Relations website at www.metlife.com in the Conferences & Presentations section, and in the Form 8-K furnished by MetLife to the U.S. Securities and Exchange Commission (SEC) in connection with this earnings news release.

Adjusted Earnings by Segment Summary

	Three months ended December 31, 2017		Year ended December 31, 2017
Segment	Change from prior-year period	Change (from prior-year period on a constant currency basis)	Change from prior-year	Change (from prior-year on a constant currency basis)
U.S.	(3)%	(3)%	7%	7%
Asia	(12)%	(12)%	—%	1%
Latin America	2%	0%	8%	8%
Europe, the Middle East and Africa (EMEA)	10%	5%	9%	14%
MetLife Holdings	(3)%	(3)%	67%	67%

Business Discussions

All comparisons of the results for the fourth quarter of 2017 in the business discussions that follow are with the fourth quarter of 2016, unless otherwise noted. See fourth quarter 2017 notable items table that follows at the end of the business discussion section of this release for additional information on notables incurred in the fourth quarter of 2017.

U.S.

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$498	$511	(3)%
Adjusted premiums, fees & other revenues	$6,038	$5,815	4%
Adjusted premiums, fees & other revenues, excluding pension risk transfers	$5,441	$5,305	3%
Notable item(s)	$(55)	$—

•	Total adjusted earnings for the U.S. were $498 million, down 3 percent, primarily reflecting the previously mentioned charge in relation to increasing certain RIS policy reserves. Notable items in the current period include the previously mentioned charge in RIS and favorable prior-year development in Property & Casualty.

•	Excluding notable items in the fourth quarter of 2017, adjusted earnings were up 8 percent driven by favorable underwriting, expenses and volume growth, partially offset by lower interest margin.

•	Adjusted return on allocated equity was 19.5 percent, and adjusted return on allocated tangible equity was 22.7 percent.

•	Adjusted premiums, fees & other revenues were $6.0 billion, up 4 percent. Excluding pension risk transfers, adjusted premiums, fees & other revenues were up 3 percent.

Group Benefits

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$230	$174	32%
Adjusted premiums, fees & other revenues	$4,105	$4,033	2%
Notable item(s)	$—	$—

•	Adjusted earnings for Group Benefits were $230 million, up 32 percent, driven by strong non-medical health underwriting and favorable expenses.

•	Adjusted premiums, fees & other revenues were $4.1 billion, up 2 percent.

•	Sales for Group Benefits were up 19 percent for the full year 2017 driven by significant jumbo case activity.

Retirement and Income Solutions

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$173	$294	(41)%
Adjusted premiums, fees & other revenues	$1,026	$895	15%
Notable item(s)	$(62)	$—

•	Adjusted earnings for Retirement and Income Solutions were $173 million, down 41 percent, primarily reflecting the previously mentioned charge in relation to increasing certain RIS policy reserves which is a notable item in the current period.

•	Excluding notable items in the fourth quarter of 2017, adjusted earnings were down 20 percent, driven by lower interest and underwriting margins, partially offset by volume growth and lower expenses.

•	Adjusted premiums, fees & other revenues were $1.0 billion, up 15 percent from the prior-year period, driven by pension risk transfer and structured settlement sales.

•	Excluding pension risk transfers, adjusted premiums, fees & other revenues were up 11 percent.

Property & Casualty

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$95	$43	121%
Adjusted premiums, fees & other revenues	$907	$887	2%
Notable item(s)	$7	$—

•	Adjusted earnings for Property & Casualty increased from $43 million to $95 million, up 121 percent. primarily due to favorable auto underwriting results. The notable item in the current period reflects favorable prior-year development.

•	Adjusted premiums, fees & other revenues were $907 million, up 2 percent.

•	Property & Casualty sales were $133 million, up 16 percent.

ASIA

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$310	$354	(12)%
Adjusted earnings (constant currency)	$310	$353	(12)%
Adjusted premiums, fees & other revenues	$2,088	$2,130	(2)%
Notable item(s)	$—	$—

•	Adjusted earnings for Asia were $310 million, down 12 percent on both a reported and a constant currency basis, impacted by a change in Japan’s effective tax rate, and the reversal of a tax accrual in the prior-year period.

•	Adjusted return on allocated equity was 9.9 percent, and adjusted return on allocated tangible equity was 15.8 percent.

•	Adjusted premiums fees & other revenues were $2.1 billion, down 2 percent on a reported basis and unchanged on a constant currency basis.

•	Total sales for the region were $611 million, up 1 percent on a constant currency basis. Emerging markets were up 26 percent on a constant currency basis, primarily due to strong agency growth in China.

LATIN AMERICA

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$125	$122	2%
Adjusted earnings (constant currency)	$125	$125	—%
Adjusted premiums, fees & other revenues	$988	$913	8%
Notable item(s)	$—	$—

•	Adjusted earnings for Latin America were $125 million, up 2 percent, and unchanged on a constant currency basis, with volume growth partially offset by higher expenses and taxes.

•	Adjusted return on allocated equity was 17.0 percent, and adjusted return on allocated tangible equity was 29.3 percent.

•	Adjusted premiums, fees & other revenues were $988 million, up 8 percent, and 5 percent on a constant currency basis.

•	Total sales for the region were down 1 percent on a constant currency basis, as strong direct marketing sales in the quarter were more than offset by a large group life sale in Mexico in the prior-year period.

EMEA

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$79	$72	10%
Adjusted earnings (constant currency)	$79	$75	5%
Adjusted premiums, fees & other revenues	$651	$622	5%
Notable item(s)	$—	$—

•	Adjusted earnings for EMEA were $79 million, up 10 percent, and 5 percent on a constant currency basis, driven by volume growth in Turkey and Western Europe, and favorable expenses.

•	Adjusted return on allocated equity was 9.8 percent, and adjusted return on allocated tangible equity was 16.1 percent.

•	Adjusted premiums, fees & other revenues were $651 million, up 5 percent on a reported basis and up 1 percent on a constant currency basis.

•	Total sales for the region were $231 million, down 1 percent on a constant currency basis. Excluding the impact from the recently exited UK wealth management business, sales were up 8 percent.

METLIFE HOLDINGS

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$194	$201	(3)%
Adjusted premiums, fees & other revenues	$1,453	$1,626	(11)%
Notable item(s)	$(48)	$(91)

•	Adjusted earnings for MetLife Holdings were $194 million, down 3 percent, driven mainly by lower interest margin and the impact of notable adjustments recorded in the current and prior periods. The notable item in the current period reflects an actuarial reserve adjustment.

•	Excluding notable items from both periods, adjusted earnings were down 17 percent, primarily due to lower interest margin and higher expenses.

•	Adjusted return on allocated equity was 6.9 percent, and adjusted return on allocated tangible equity was 7.8 percent.

•	Adjusted premiums, fees & other revenues were $1.5 billion, down 11% percent, mostly due to the Brighthouse separation impacts.

CORPORATE & OTHER

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Adjusted earnings	$(528)	$(203)
Notable item(s)	$(395)	$(51)

•	Corporate & Other had an adjusted loss of $528 million, compared to an adjusted loss of $203 million in the fourth quarter of 2016. Notable items in the current period include the impact of the tax reform, expenses associated with the company’s previously announced cost saving initiatives and litigation expenses.

INVESTMENTS

(In millions)	Three months ended December 31, 2017	Three months ended December 31, 2016	Change
Net investment income (as reported on an adjusted basis)	$4,103	$4,136	(1)%

•	As reported on an adjusted basis, net investment income was $4.1 billion, down 1 percent. Variable investment income was $216 million ($140 million, after tax and DAC), as compared to $244 million ($159 million, after tax and DAC) in the fourth quarter of 2016, due to weaker alternative investments performance and lower prepayments.

•	Derivative net losses of $147 million, after tax, were driven by changes in foreign currencies and interest rates. Derivative net losses in the fourth quarter of 2016 were $1.7 billion, after tax.

FOURTH QUARTER 2017 NOTABLE ITEMS

(In millions)	Adjusted Earnings
	Three months ended December 31, 2017
Notable Items	U.S.			Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	Group Benefits	Retirement and Income Solutions	Property & Casualty
Catastrophe experience and prior year development, net			$7						$7
Actuarial assumption review and other insurance adjustments		$(62)					$(48)		$(110)
Litigation reserves & settlement costs								$(55)	$(55)
Expense initiative costs								$(42)	$(42)
Tax adjustments								$(298)	$(298)
Total notable items	$—	$(62)	$7	$—	$—	$—	$(48)	$(395)	$(498)

*	Information regarding the non-GAAP and other financial measures included in this news release and the reconciliation of the non-GAAP financial measures to GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussions below. Adjusted measures were formerly referred to as operating measures.

###

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Conference Call

MetLife will hold its fourth quarter 2017 earnings conference call and audio webcast on Wednesday, Feb. 14, 2018, from 8-9 a.m. (EST). The conference call will be available live via telephone and the internet. To listen via telephone, dial 877-209-9920 (U.S.) or 612-332-0530 (outside the U.S.). To listen to the conference call via the internet, visit www.metlife.com through a link on the Investor Relations page. Those who want to listen to the call via telephone or the internet should dial in or go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the internet beginning at 10 a.m. (EST) on Wednesday, Feb. 14, 2018, until Wednesday, Feb. 21, 2018, at 11:59 p.m. (EST). To listen to a replay of the conference call via telephone, dial 800-475-6701 (U.S.) or 320-365-3844 (outside the U.S.). The access code for the replay is 433148. To access the replay of the conference call over the internet, visit the above-mentioned website.

Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		should be read as, respectively:

(i)	net income (loss);	(i)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ii)	net income (loss) per share;	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(iii)	adjusted earnings;	(iii)	adjusted earnings available to common shareholders;

(iv)	adjusted earnings per share;	(iv)	adjusted earnings available to common shareholders per diluted common share;

(v)	book value per share;	(v)	book value per common share;

(vi)	book value per share, excluding AOCI other than FCTA;	(vi)	book value per common share, excluding AOCI other than FCTA;

(vii)	book value per share-tangible common stockholders’ equity;	(vii)	book value per common share-tangible common stockholders’ equity;

(viii)	premiums, fees and other revenues;	(viii)	premiums, fees and other revenues (adjusted);

(ix)	return on equity;	(ix)	return on MetLife, Inc.’s common stockholders’ equity;

(x)	return on equity, excluding AOCI other than FCTA;	(x)	return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI, other than FCTA;

(xi)	adjusted return on equity, excluding AOCI other than FCTA;	(xi)	adjusted return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;

(xii)	tangible return on equity; and	(xii)	return on MetLife, Inc.’s tangible common stockholders’ equity; and

(xiii)	adjusted tangible return on equity.	(xiii)	adjusted return on MetLife, Inc.’s tangible common stockholders’ equity.

In this news release, MetLife presents certain measures of its performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). MetLife believes that these non-GAAP financial measures enhance the understanding of MetLife’s performance by highlighting the results of operations and the underlying profitability drivers of the business. The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	adjusted revenues;	(i)	revenues;

(ii)	adjusted expenses;	(ii)	expenses;

(iii)	adjusted premiums, fees and other revenues;	(iii)	premiums, fees and other revenues;

(iv)	adjusted earnings;	(iv)	income (loss) from continuing operations, net of income tax;

(v)	adjusted earnings available to common shareholders;	(v)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vi)	adjusted earnings available to common shareholders on a constant currency basis;	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vii)	adjusted earnings available to common shareholders, excluding total notable items;	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(viii)	adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis;	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ix)	adjusted earnings available to common shareholders per diluted common share;	(ix)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(x)	adjusted earnings available to common shareholders, excluding total notable items per diluted common share;	(x)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xi)	adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis per diluted common share;	(xi)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xii)	adjusted return on equity;	(xii)	return on equity;

(xiii)	adjusted return on equity, excluding AOCI other than FCTA;	(xiii)	return on equity;

(xiv)	adjusted tangible ROE;	(xiv)	return on equity;

(xv)	investment portfolio gains (losses);	(xv)	net investment gains (losses);

(xvi)	derivative gains (losses);	(xvi)	net derivative gains (losses);

(xvii)	MetLife, Inc.’s tangible common stockholders’ equity;	(xvii)	MetLife, Inc.’s stockholders’ equity;

(xviii)	MetLife, Inc.’s tangible common stockholders’ equity, excluding total notable items;	(xviii)	MetLife, Inc.’s stockholders’ equity;

(xix)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;	(xix)	MetLife, Inc.’s stockholders’ equity;

(xx)	MetLife, Inc.’s common stockholders’ equity, excluding total notable items (excludes AOCI other than FCTA);	(xx)	MetLife, Inc.’s stockholders’ equity;

(xxi)	MetLife, Inc.’s common stockholders’ equity, excluding net equity of assets and liabilities of disposed subsidiary (excludes AOCI other than FCTA);	(xxi)	MetLife, Inc.’s stockholders’ equity;

(xxii)	Adjusted return on allocated tangible equity - adjusted earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity; and	(xxii)	return on equity; and

(xxiii)	free cash flow of all holding companies.	(xxiii)	MetLife, Inc.’s net cash provided by (used in) adjusted activities.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this earnings news release and in this period’s quarterly financial supplement, which is available at www.metlife.com.

MetLife’s definitions of the various non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:

Adjusted earnings and related measures

•	adjusted earnings;

•	adjusted earnings available to common shareholders;

•	adjusted earnings available to common shareholders on a constant currency basis;

•	adjusted earnings available to common shareholders, excluding total notable items;

•	adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis ;

•	adjusted earnings available to common shareholders per diluted common share;

•	adjusted earnings available to common shareholders, excluding total notable items per diluted common share; and

•	adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis per diluted common share;

These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, adjusted earnings is also MetLife’s GAAP measure of segment performance. Adjusted earnings and other financial measures based on adjusted earnings are also the measures by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Adjusted earnings and other financial measures based on adjusted earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.

Adjusted earnings is defined as adjusted revenues less adjusted expenses, both net of income tax. Adjusted earnings available to common shareholders is defined as adjusted earnings less preferred stock dividends.

Adjusted revenues and adjusted expenses

These financial measures, along with the related adjusted premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations under GAAP and other businesses that have been or will be sold or exited by MetLife but do not meet the discontinued operations criteria under GAAP and are referred to as divested businesses. Divested businesses also includes the net impact of transactions with exited businesses that have been eliminated in consolidation under GAAP and costs relating to businesses that have been or will be sold or exited by MetLife that do not meet the criteria to be included in results of discontinued operations under GAAP. In addition, for the year ended December 31, 2016, adjusted revenues and adjusted expenses exclude the financial impact of converting MetLife’s Japan operations to calendar-year end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Adjusted revenues also excludes net investment gains (losses) (NIGL) and net derivative gains (losses) (NDGL). Adjusted expenses also excludes goodwill impairments.

The following additional adjustments are made to revenues, in the line items indicated, in calculating adjusted revenues:

•	Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to NIGL and NDGL and certain variable annuity guaranteed minimum income benefits (GMIB) fees (GMIB fees);

•	Net investment income: (i) includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments but do not qualify for hedge accounting treatment, (ii) excludes post-tax adjusted earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iii) excludes certain amounts related to contractholder-directed unit-linked investments, and (iv) excludes certain amounts related to securitization entities that are variable interest entities (VIEs) consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating adjusted expenses:

•	Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to NIGL and NDGL, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (GMIB costs), and (iv) market value adjustments associated with surrenders or terminations of contracts (Market value adjustments);

•	Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and value of business acquired (VOBA) excludes amounts related to: (i) NIGL and NDGL, (ii) GMIB fees and GMIB costs and (iii) Market value adjustments;

•	Amortization of negative VOBA excludes amounts related to Market value adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.

Adjusted earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.

The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.

Investment portfolio gains (losses) and derivative gains (losses)

These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses or goodwill impairment. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within adjusted earnings and not within derivative gains (losses).

Return on equity, allocated equity, tangible equity and related measures

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI, net of income tax.

•	MetLife, Inc.’s common stockholders’ equity, excluding total notable items (excludes AOCI other than FCTA).

•	Adjusted return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: adjusted earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Adjusted return on MetLife, Inc.’s common stockholders’ equity, excluding net equity of assets and liabilities of disposed subsidiary (excludes AOCI other than FCTA): adjusted earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding net assets and liabilities of disposed subsidiary (excludes AOCI other than FCTA).

•	Adjusted return on MetLife, Inc.’s common stockholders’ equity: adjusted earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Return on MetLife, Inc.’s common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Allocated equity: portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. MetLife management periodically reviews this model to ensure that it remains consistent with emerging industry practice standards and the local capital requirements; allocated equity may be adjusted if warranted by such review. Allocated equity excludes the impact of AOCI other than FCTA.

•	Adjusted return on allocated equity: adjusted earnings available to common shareholders divided by allocated equity.

•	Return on allocated equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by allocated equity.

The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses. Also refer to the utilization of adjusted earnings and other financial measures based on adjusted earnings mentioned above.

•	MetLife, Inc.’s tangible common shareholders’ equity or tangible equity: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI reduced by the impact of goodwill, value of distribution agreements (VODA) and value of customer relationships acquired (VOCRA), all net of income tax.

•	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items.

•	Adjusted return on MetLife, Inc.’s tangible common stockholders’ equity: adjusted earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Return on MetLife, Inc.’s tangible common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding goodwill impairment and amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Adjusted return on allocated tangible equity: adjusted earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

•	Return on allocated tangible equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

The above measures are, when considered in conjunction with regulatory capital ratios, a measure of capital adequacy.

The following additional information is relevant to an understanding of MetLife’s performance results:

•	Adjusted expense ratio: calculated by dividing adjusted expenses (other expenses, net of capitalization of DAC) by adjusted premiums, fees and other revenues.

•	Statistical sales information for U.S. MetLife Holdings: calculated (i) for life sales using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance, and (ii) annuity sales consist of statutory premiums, excluding company sponsored internal exchanges. Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	Statistical sales information for Latin America, Asia and EMEA: calculated using 10% of single-premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single-premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group). Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	All comparisons on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and are applied to each of the comparable periods.

•	Volume growth, as discussed in the context of business growth, is the period over period percentage change in adjusted earnings available to common shareholders attributable to adjusted premiums, fees and other revenues and assets under management levels, applying a model in which certain margins and factors are held constant. The most significant of such items are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.

•	Asymmetrical and non-economic accounting refers to: (i) the portion of net derivative gains (losses) on embedded derivatives attributable to the inclusion of MetLife’s credit spreads in the liability valuations, (ii) hedging activity that generates net derivative gains (losses) and creates fluctuations in net income because hedge accounting cannot be achieved and the item being hedged does not a have an offsetting gain or loss recognized in earnings, (iii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, and (iv) impact of changes in foreign currency exchange rates on the re-measurement of foreign denominated unhedged funding agreements and financing transactions to the U.S. dollar and the re-measurement of certain liabilities from non-functional currencies to functional currencies. MetLife believes that excluding the impact of asymmetrical and non-economic accounting from total GAAP results enhances investor understanding of MetLife’s performance by disclosing how these accounting practices affect reported GAAP results.

•	MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from adjusted subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) adjusted activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual adjusted earnings available to common shareholders.

•	Notable items represent a positive (negative) impact to adjusted earnings available to common shareholders. Notable items reflect the unexpected impact of events that affect the company’s results, but that were unknown and that the company could not anticipate when it devised its Business Plan. Notable items also include certain items regardless of the extent anticipated in the Business Plan, to help investors have a better understanding of company results and to evaluate and forecast those results.

Forward-Looking Statements

This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will be,” “will not,” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. These factors include: (1) adverse effects which may arise in connection with the material weakness in our internal control over financial reporting or our failure to promptly remediate it; (2) difficult conditions in the global capital markets; (3) increased volatility and disruption of the global capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (4) exposure to global financial and capital market risks, including as a result of the United Kingdom’s notice of withdrawal from the European Union, other disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (5) impact on us of comprehensive financial services regulation reform, including potential regulation of MetLife, Inc. as a non-bank systemically important financial institution, or otherwise; (6) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (7) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (8) adverse results or other consequences from litigation, arbitration or regulatory investigations; (9) unanticipated or adverse developments that could adversely affect our achieving expected operational or other benefits from the separation of Brighthouse Financial, Inc. and its subsidiaries (“Brighthouse”); (10) our equity market exposure to Brighthouse Financial, Inc. following the separation of Brighthouse; (11) liabilities, losses or indemnification obligations arising from our transitional services, investment management or tax arrangements or other agreements with Brighthouse; (12) failure of the separation of Brighthouse to qualify for intended tax-free treatment; (13) our ability to address difficulties, unforeseen liabilities, asset impairments, or rating agency actions arising from (a) business acquisitions and integrating and managing the growth of such acquired businesses, (b) dispositions of businesses via sale, initial public offering, spin-off or otherwise, including failure to achieve projected operational benefit from such transactions and any restrictions, liabilities, losses or indemnification obligations arising from any transitional services or tax arrangements related to the separation of any business, or from the failure of such a separation to qualify for any intended tax-free treatment, (c) entry into joint ventures, or (d) legal entity reorganizations; (14) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions; (15) investment losses and defaults, and changes to investment valuations; (16) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (17) impairments of goodwill and realized losses or market value impairments to illiquid assets; (18) defaults on our mortgage loans; (19) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (20) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (21) downgrades in our claims paying ability, financial strength or credit ratings; (22) a deterioration in the experience of the closed block established in connection with the reorganization of Metropolitan Life Insurance Company; (23) availability and effectiveness of reinsurance, hedging or indemnification arrangements, as well as any default or failure of counterparties to perform; (24) differences between actual claims experience and underwriting and reserving assumptions; (25) ineffectiveness of risk management policies and procedures; (26) catastrophe losses; (27) increasing cost and limited market capacity for statutory life insurance reserve financings; (28) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (29) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and any adjustment for nonperformance risk; (30) legal, regulatory and other restrictions affecting MetLife, Inc.’s ability to pay dividends and repurchase common stock; (31) MetLife, Inc.’s and its subsidiary holding companies’ primary reliance, as holding companies, on dividends from subsidiaries to meet free cash flow targets and debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (32) the possibility that MetLife, Inc.’s Board of Directors may influence the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (33) changes in accounting standards, practices and/or policies; (34) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (35) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (36) difficulties in marketing and distributing products through our distribution channels; (37) provisions of laws and our incorporation documents that may delay, deter or prevent takeovers and corporate combinations involving MetLife; (38) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (39) any failure to protect the confidentiality of client information; (40) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; and (41) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the U.S. Securities and Exchange Commission.

MetLife, Inc.

GAAP Consolidated Statements of Operations

(Unaudited)

(In millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenues
Premiums	$9,571	$9,246	$38,992	$37,202
Universal life and investment-type product policy fees	1,358	1,355	5,510	5,483
Net investment income	4,454	4,263	17,363	16,790
Other revenues	406	376	1,341	1,685
Net investment gains (losses)	106	(299)	(308)	317
Net derivative gains (losses)	(141)	(2,312)	(804)	(874)

Total revenues	15,754	12,629	62,094	60,603

			.
Expenses
Policyholder benefits and claims	9,295	8,928	38,313	36,358
Interest credited to policyholder account balances	1,526	1,357	5,607	5,176
Policyholder dividends	306	299	1,231	1,223
Capitalization of DAC	(784)	(730)	(3,002)	(3,152)
Amortization of DAC and VOBA	736	654	2,681	2,718
Amortization of negative VOBA	(27)	(48)	(140)	(269)
Interest expense on debt	278	282	1,129	1,157
Other expenses	3,549	3,316	12,953	13,295

Total expenses	14,879	14,058	58,772	56,506

Income (loss) from continuing operations before provision for income tax	875	(1,429)	3,322	4,097
Provision for income tax expense (benefit)	(1,259)	(616)	(1,420)	629

Income (loss) from continuing operations, net of income tax	2,134	(813)	4,742	3,468
Income (loss) from discontinued operations, net of income tax	—	(1,370)	(986)	(2,734)

Net income (loss)	2,134	(2,183)	3,756	734
Less: Net income (loss) attributable to noncontrolling interests	(2)	2	10	4

Net income (loss) attributable to MetLife, Inc.	2,136	(2,185)	3,746	730
Less: Preferred stock dividends	45	45	103	103

Net income (loss) available to MetLife, Inc.’s common shareholders	$2,091	$(2,230)	$3,643	$627

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions, except per share data)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2017		2016		2017		2016
Reconciliation to Adjusted Earnings Available to Common Shareholders		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1), (2)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)
Net income (loss) available to MetLife, Inc.’s common shareholders	$2,091	$1.97	$(2,230)	$(2.03)	$3,643	$3.38	$627	$0.57
Adjustments from net income (loss) available to common shareholders to adjusted earnings available to common shareholders:
Less: Net investment gains (losses)	106	0.10	(299)	(0.27)	(308)	(0.29)	317	0.29
Net derivative gains (losses)	(141)	(0.13)	(2,312)	(2.09)	(804)	(0.75)	(874)	(0.80)
Premiums	—	—	(205)	(0.18)	(347)	(0.32)	(303)	(0.27)
Universal life and investment-type product policy fees	29	0.03	15	0.01	103	0.10	152	0.14
Net investment income	351	0.33	127	0.11	819	0.75	353	0.32
Other revenues	6	0.01	31	0.03	(113)	(0.10)	42	0.04
Policyholder benefits and claims and policyholder dividends	2	—	239	0.22	(204)	(0.19)	295	0.27
Interest credited to policyholder account balances	(420)	(0.40)	(331)	(0.31)	(1,294)	(1.20)	(1,088)	(0.99)
Capitalization of DAC	—	—	(21)	(0.02)	(34)	(0.03)	1	—
Amortization of DAC and VOBA	7	0.01	22	0.02	(33)	(0.03)	325	0.29
Amortization of negative VOBA	1	—	4	—	9	0.01	47	0.04
Interest expense on debt	—	—	12	0.01	16	0.01	50	0.05
Other expenses	(272)	(0.26)	(4)	—	(544)	(0.50)	(355)	(0.32)
Goodwill impairment	—	—	—	—	—	—	—	—
Provision for income tax (expense) benefit	1,742	1.64	807	0.73	3,138	2.91	370	0.33
Income (loss) from discontinued operations, net of income tax	—	—	(1,370)	(1.24)	(986)	(0.91)	(2,734)	(2.46)
Add: Net income (loss) attributable to noncontrolling interests	(2)	—	2	—	10	0.01	4	—

Adjusted earnings available to common shareholders	678	0.64	1,057	0.95	4,235	3.93	4,033	3.64
Less: Total notable items (3)	(498)	(0.47)	(142)	(0.13)	(622)	(0.58)	(709)	(0.64)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$1,176	$1.11	$1,199	$1.08	$4,857	$4.50	$4,742	$4.28

Adjusted earnings available to common shareholders on a constant currency basis	$678	$0.64	$1,062	$0.96	$4,235	$3.93	$4,011	$3.62
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3)	$1,176	$1.11	$1,204	$1.09	$4,857	$4.50	$4,720	$4.26
Weighted average common shares outstanding - diluted		1,062.1		1,108.8		1,078.5		1,108.5

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Premiums, Fees and Other Revenues
Total premiums, fees and other revenues	$11,335	$10,977	$45,843	$44,370
Less: Unearned revenue adjustments	(2)	2	12	30
GMIB fees	31	31	125	124
Settlement of foreign currency earnings hedges	6	(2)	22	4
Divested businesses and Lag elimination (4)	—	(190)	(516)	(267)

Total adjusted premiums, fees and other revenues	$11,300	$11,136	$46,200	$44,479

Net Investment Income
Net investment income	$4,454	$4,263	$17,363	$16,790
Less: Investment hedge adjustments	(85)	(152)	(435)	(580)
Operating joint venture adjustments	—	1	—	6
Unit-linked contract income	436	327	1,300	950
Securitization entities income	—	—	—	—
Divested businesses and Lag elimination (4)	—	(49)	(46)	(23)

Net investment income, as reported on an adjusted basis	$4,103	$4,136	$16,544	$16,437

Revenues and Expenses
Total revenues	$15,754	$12,629	$62,094	$60,603
Less: Net investment (gains) losses	106	(299)	(308)	317
Less: Net derivative (gains) losses	(141)	(2,312)	(804)	(874)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	(2)	2	12	30
Less: Other adjustments to revenues:
GMIB fees	31	31	125	124
Investment hedge adjustments	(85)	(152)	(435)	(580)
Operating joint venture adjustments	—	1	—	6
Unit-linked contract income	436	327	1,300	950
Securitization entities income	—	—	—	—
Settlement of foreign currency earnings hedges	6	(2)	22	4
Divested businesses and Lag elimination (4)	—	(239)	(562)	(290)

Total adjusted revenues	$15,403	$15,272	$62,744	$60,916

Total expenses	$14,879	$14,058	$58,772	$56,506
Less: Adjustments related to net investment (gains) losses and net derivative (gains) losses	(28)	(11)	(60)	(226)
Less: Goodwill impairment	—	—	—	—
Less: Other adjustments to expenses:
Inflation and pass through adjustments	(77)	(163)	(31)	(85)
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	93	100	352	125
Market value adjustments and amortization of DAC, VOBA and negative VOBA related to market value adjustments	2	6	13	16
PAB hedge adjustments	—	(1)	(3)	(3)
Unit-linked contract costs	420	318	1,264	932
Securitization entities debt expense	—	—	—	—
Noncontrolling interest	5	(4)	(12)	(6)
Regulatory implementation costs	—	1	—	1
Acquisition, integration and other costs	23	31	65	64
Divested businesses and Lag elimination (4)	244	(198)	496	(93)

Total adjusted expenses	$14,197	$13,979	$56,688	$55,781

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	December 31,
Book Value (5)	2017	2016
Book value per common share	$53.57	$59.35
Less: Net unrealized investment gains (losses), net of income tax	13.10	11.54
Defined benefit plans adjustment, net of income tax	(1.77)	(1.80)

Book value per common share, excluding AOCI other than FCTA	42.24	49.61
Less: Goodwill, net of income tax	8.93	8.32
VODA and VOCRA, net of income tax	0.36	0.37

Book value per common share - tangible common stockholders’ equity	$32.95	$40.92

Book value per common share	$53.57	$59.35
Less: Net unrealized investment gains (losses), net of income tax	13.10	11.54
Defined benefit plans adjustment, net of income tax	(1.77)	(1.80)

Book value per common share, excluding AOCI other than FCTA	42.24	49.61
Less: Net equity of assets and liabilities of disposed subsidiary, excluding AOCI other than FCTA	—	15.16

Book value per common share - common stockholders’ equity, excluding net equity of assets and liabilities of disposed subsidiary (excludes AOCI other than FCTA)	$42.24	$34.45

Common shares outstanding, end of period (In millions)	1,043.6	1,095.5

	For the Three Months Ended		For the Year Ended
	December 31, (6)		December 31,
Return on Equity	2017	2016	2017	2016
Return on MetLife, Inc.’s:
Common stockholders’ equity	15.2%	(12.6)%	5.9%	0.9%
Common stockholders’ equity, excluding AOCI other than FCTA	19.2%	(15.8)%	7.3%	1.1%
Tangible common stockholders’ equity	24.8%	(19.0)%	9.1%	1.4%
Adjusted return on MetLife, Inc.’s:
Common stockholders’ equity	4.9%	6.0%	6.9%	5.6%
Common stockholders’ equity, excluding AOCI other than FCTA	6.2%	7.5%	8.5%	7.1%
Common stockholders’ equity, excluding total notable items (excludes AOCI other than FCTA) (3), (7)	10.7%	8.5%	9.7%	8.3%
Common stockholders’ equity, excluding net equity of assets and liabilities of disposed subsidiary (excludes AOCI other than FCTA)	6.2%	10.8%	10.5%	10.4%
Tangible common stockholders’ equity	8.1%	9.1%	10.6%	8.6%
Tangible common stockholders’ equity, excluding total notable items (3), (7)	13.9%	10.3%	12.1%	10.1%
Return on Allocated Equity:
U.S.	21.5%	6.0%
Asia	11.8%	(21.7)%
Latin America	8.0%	32.7%
EMEA	11.3%	3.2%
MetLife Holdings	3.0%	(14.5)%
Return on Allocated Tangible Equity:
U.S.	25.0%	6.6%
Asia	18.8%	(37.2)%
Latin America	13.8%	51.9%
EMEA	18.4%	6.0%
MetLife Holdings	3.4%	(15.0)%
Adjusted Return on Allocated Equity:
U.S.	19.5%	18.9%
Asia	9.9%	12.8%
Latin America	17.0%	15.9%
EMEA	9.8%	8.9%
MetLife Holdings	6.9%	7.3%
Adjusted Return on Allocated Tangible Equity:
U.S.	22.7%	20.8%
Asia	15.8%	22.1%
Latin America	29.3%	25.2%
EMEA	16.1%	15.6%
MetLife Holdings	7.8%	7.8%

See footnotes on last page.

MetLife, Inc.

Condensed Reconciliation of Net Cash Provided by Operating Activities of MetLife, Inc.

to Free Cash Flow of All Holding Companies

(Unaudited)

	For the Year Ended December 31,
	2017	2016
	(In billions, except ratios)
MetLife, Inc. (parent company only) net cash provided by operating activities	$6.5	$3.7
Adjustments from net cash provided by operating activities to free cash flow:
Add: Incremental debt to be at or below target leverage ratios	—	—
Add: Adjustments from net cash provided by operating activities to free cash flow (8)	(0.3)	(2.3)

MetLife, Inc. (parent company only) free cash flow	6.2	1.4
Other MetLife, Inc. holding companies free cash flow (9)	(0.5)	1.0

Free cash flow of all holding companies	$5.7	$2.4

Ratio of net cash provided by operating activities to consolidated net income (loss) available to MetLife, Inc.’s common shareholders:
MetLife, Inc. (parent company only) net cash provided by operating activities	$6.5	$3.7
Consolidated net income (loss) available to MetLife, Inc.’s common shareholders (10)	$3.6	$0.6
Ratio of net cash provided by operating activities (parent company only) to consolidated net income (loss) available to MetLife, Inc.’s common shareholders (10) (11)	177%	598%
Ratio of free cash flow to adjusted earnings available to common shareholders:
Free cash flow of all holding companies (12)	$5.7	$2.4
Consolidated adjusted earnings available to common shareholders (12)	$4.2	$4.0
Ratio of free cash flow of all holding companies to consolidated adjusted earnings available to common shareholders (12)	134%	60%

MetLife, Inc.

Adjusted Earnings Available to Common Shareholders

(Unaudited)

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
U.S.:
Adjusted earnings available to common shareholders	$498	$511	$2,027	$1,896
Less: Total notable items (3)	(55)	—	(88)	(101)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$553	$511	$2,115	$1,997

Adjusted earnings available to common shareholders on a constant currency basis (13)	$498	$511	$2,027	$1,896
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$553	$511	$2,115	$1,997
Group Benefits:
Adjusted earnings available to common shareholders	$230	$174	$868	$687
Less: Total notable items (3)	—	—	3	9

Adjusted earnings available to common shareholders, excluding total notable items (3)	$230	$174	$865	$678

Adjusted earnings available to common shareholders on a constant currency basis (13)	$230	$174	$868	$687
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$230	$174	$865	$678
Retirement & Income Solutions:
Adjusted earnings available to common shareholders	$173	$294	$956	$1,088
Less: Total notable items (3)	(62)	—	(45)	(59)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$235	$294	$1,001	$1,147

Adjusted earnings available to common shareholders on a constant currency basis (13)	$173	$294	$956	$1,088
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$235	$294	$1,001	$1,147
Property & Casualty:
Adjusted earnings available to common shareholders	$95	$43	$203	$121
Less: Total notable items (3)	7	—	(46)	(51)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$88	$43	$249	$172

Adjusted earnings available to common shareholders on a constant currency basis (13)	$95	$43	$203	$121
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$88	$43	$249	$172
Asia:
Adjusted earnings available to common shareholders	$310	$354	$1,229	$1,224
Less: Total notable items (3)	—	—	5	(91)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$310	$354	$1,224	$1,315

Adjusted earnings available to common shareholders on a constant currency basis	$310	$353	$1,229	$1,216
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3)	$310	$353	$1,224	$1,307
Latin America:
Adjusted earnings available to common shareholders	$125	$122	$585	$543
Less: Total notable items (3)	—	—	14	(8)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$125	$122	$571	$551

Adjusted earnings available to common shareholders on a constant currency basis	$125	$125	$585	$541
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3)	$125	$125	$571	$549
EMEA:
Adjusted earnings available to common shareholders	$79	$72	$297	$273
Less: Total notable items (3)	—	—	(8)	(16)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$79	$72	$305	$289

Adjusted earnings available to common shareholders on a constant currency basis	$79	$75	$297	$261
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3)	$79	$75	$305	$277
MetLife Holdings:
Adjusted earnings available to common shareholders	$194	$201	$1,182	$706
Less: Total notable items (3)	(48)	(91)	111	(433)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$242	$292	$1,071	$1,139

Adjusted earnings available to common shareholders on a constant currency basis (13)	$194	$201	$1,182	$706
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$242	$292	$1,071	$1,139
Corporate & Other:
Adjusted earnings available to common shareholders	$(528)	$(203)	$(1,085)	$(609)
Less: Total notable items (3)	(395)	(51)	(656)	(60)

Adjusted earnings available to common shareholders, excluding total notable items (3)	$(133)	$(152)	$(429)	$(549)

Adjusted earnings available to common shareholders on a constant currency basis (13)	$(528)	$(203)	$(1,085)	$(609)
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis (3), (13)	$(133)	$(152)	$(429)	$(549)

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(1)	Adjusted earnings available to common shareholders is calculated on a standalone basis and may not equal the sum of adjusted earnings available to common shareholders, excluding total notable items and total notable items.
(2)	8.6 million shares related to the assumed exercise or issuance of stock-based awards for the three months ended December 31, 2016 have been excluded from the weighted average common shares outstanding - diluted, as to include these assumed shares would be anti-dilutive to income (loss) from continuing operations, net of income tax, per common share - diluted. These shares were included in the calculation of adjusted earnings available to common shareholders per common share - diluted.
(3)	Notable items reflect the unexpected impact of events that affect the Company’s results, but that were unknown and that the Company could not anticipate when it devised its Business Plan. Notable items also include certain items regardless of the extent anticipated in the Business Plan to help investors have a better understanding of Company results and to evaluate and forecast those results. Notable items can affect the Company’s results either positively or negatively.
(4)	For the twelve months ended December 31, 2016, Divested businesses and Lag elimination includes adjustments related to the financial impact of converting MetLife’s Japan operations to calendar year end reporting without retrospective application of this change to prior periods.
(5)	Book values exclude $2,066 million of equity related to preferred stock at both December 30, 2017 and 2016.
(6)	Annualized using quarter-to-date results.
(7)	Excludes total notable items for the reported periods presented in calculating the ratios.
(8)	Adjustments include: (i) capital contributions to subsidiaries; (ii) returns of capital from subsidiaries; (iii) repayments on and (issuances of) loans to subsidiaries, net; and (iv) investment portfolio and derivatives changes and other, net.
(9)	Components include: (i) dividends and returns of capital from subsidiaries; (ii) capital contributions from MetLife, Inc.; (iii) capital contributions to subsidiaries; (iv) repayments on and (issuances of) loans to subsidiaries, net; (v) other expenses; (vi) dividends and returns of capital to MetLife, Inc. and (vii) investment portfolio changes and other, net.
(10)	Consolidated net income (loss) available to MetLife, Inc.’s common shareholders for 2017 includes Separation-related costs of $0.3 billion, net of income tax. Excluding this amount from the denominator of the ratio, this ratio, as adjusted, would be 163%. Consolidated net income (loss) available to MetLife, Inc.’s common shareholders for 2016 includes Separation-related costs of $0.07 billion, net of income tax. Excluding this amount from the denominator of the ratio, this ratio, as adjusted, would be 535%.
(11)	Including the free cash flow of other MetLife, Inc. holding companies of ($0.5) billion and $1.0 billion for the years ended December 31, 2017 and 2016, respectively, in the numerator of the ratio, this ratio, as adjusted, would be 164% and 757%, respectively. Including the free cash flow of other MetLife, Inc. holding companies in the numerator of the ratio and excluding the Separation-related costs from the denominator of the ratio, this ratio, as adjusted, would be 151% and 679% for the years ended December 31, 2017 and 2016, respectively.
(12)	i) In 2017, $2.1 billion of Separation-related items (comprised of certain Separation-related inflows primarily related to dividends from Brighthouse, net of outflows) were included, which increased our holding companies’ liquid assets, as well as our free cash flow. Excluding these Separation-related items, adjusted free cash flow would be $3.6 billion for the year ended December 31, 2017. Consolidated adjusted earnings available to common shareholders for 2017 was negatively impacted by notable items, primarily related to tax adjustments, of $0.6 billion, net of income tax. Excluding the Separation-related items, which increased free cash flow, from the numerator of the ratio and excluding such notable items and Separation-related costs negatively impacting consolidated adjusted earnings available to common shareholders from the denominator of the ratio, the adjusted free cash flow ratio for 2017 would be 75%.
ii) In 2016, we incurred $2.3 billion of Separation-related items (comprised of certain Separation-related outflows, net of inflows related to dividends from Brighthouse subsidiaries) which reduced our holding companies’ liquid assets, as well as our free cash flow. Excluding these Separation-related items, adjusted free cash flow would be $4.7 billion for the year ended December 31, 2016. Consolidated adjusted earnings available to common shareholders for 2016 was negatively impacted by notable items, primarily related to the actuarial assumption review and other insurance adjustments, of $0.7 billion, net of income tax, and Separation-related costs of $0.02 billion, net of income tax. Excluding the Separation-related items, which reduced free cash flow, from the numerator of the ratio and excluding such notable items and Separation-related costs negatively impacting consolidated adjusted earnings available to common shareholders from the denominator of the ratio, the adjusted free cash flow ratio for 2016 would be 98%.
(13)	Amounts on a reported basis, as constant currency impact is not significant.